Exhibit 99.1

The Metals Company Provides Third Quarter 2021 Corporate Update

NEW YORK – Nov 11, 2021 – The Metals Company (Nasdaq: TMC) (“TMC” or “the Company”), an explorer of lower-impact battery metals from seafloor polymetallic nodules, today provided financial results for the third quarter ending September 30, 2021 and announced a corporate update.

Q3 2021 Financial Highlights

•	Raised gross proceeds of $137.6 million in cash prior to transaction fees

•	Total cash and cash equivalents of approximately $112.6 million, at September 30, 2021

•	Existing cash balance expected to be sufficient to fund TMC’s operations through the third quarter of 2023 when the Company intends to submit its application to the International Seabed Authority (ISA) for an exploitation contract for its NORI-D area

•	Net loss of $36.7 million and loss per share of $0.18 for the quarter ended September 30, 2021, with a large component thereof attributable to accrued expenses related to the amended Pilot Mining Test System (PMTS) agreement with Allseas Group S.A. (Allseas) and higher cost of increased offshore campaign activity during the quarter.

“At COP26, the world’s governments are committing to a rapid transformation of energy and transport. What’s catching people by surprise is that this transition starts and ends with metals,” said Gerard Barron, Chairman and CEO of The Metals Company. “To hit net-zero globally by 2050, would require six times more mineral inputs in 2040 than today. If you take nickel — essential for electric vehicle and storage batteries — nickel inputs would need to grow 19 times, with much of this growth set to come from beneath rainforests, our critical carbon sinks. With the capital that we’ve raised in the third quarter and with TMC now a public company, we can play a key role in making sure minerals are an enabler, not a bottleneck for the energy transition by supplying lower-carbon and lower-impact battery metals like nickel and copper from the planet’s largest estimated source.”

Q3 2021 Operational Highlights

•	As part of the pilot plant program, TMC has successfully processed nodules into manganese silicate product and a nickel-copper-cobalt intermediate at XPS Solutions facilities in Canada and announced the commencement of the final phase of the program to refine nickel-copper-cobalt intermediate into copper cathode, nickel sulfate and cobalt sulfate at SGS facilities in Canada.

•	TMC successfully concluded Environmental Expedition 5C, the latest work package in its $75 million multi-year deep-sea research program to establish a rigorous environmental baseline and to characterize the potential impacts of its proposed nodule collection operations. In collaboration with Maersk Supply Service and researchers from the University of Hawaii, Texas A&M University and the Japan Agency for Marine-Earth Science and Technology (JAMSTEC), TMC achieved a world first by successfully sampling pelagic biota at depths of 4,000 meters, marking what we believe to be the first deep MOCNESS net tow in the Eastern Tropical Pacific Ocean. This is the fourth offshore expedition this year, bringing the total number of days at sea to 148 days.

•	TMC co-hosted an event with our strategic partner and shareholder Allseas in Rotterdam, Netherlands entitled “Engineering the Future with Allseas”. At the event, stakeholders were given the opportunity to preview TMC’s polymetallic nodule collection vessel, the Hidden Gem, currently undergoing conversion in Rotterdam and expected to become the world’s first ship classified as a subsea mining vessel by the American Bureau of Shipping. Stakeholders also visited the fabrication facility in Hejningen where a pilot nodule collector robot is being assembled ahead of the wet test in the North Sea and full pilot collection system test in NORI-D in the Pacific Ocean next year. The Environmental Impact Statement for the pilot test in NORI-D was submitted to the ISA in July.

•	TMC appointed Amelia Kinahoi Siamomua, a Tongan national, to its Board of Directors as an independent Director, bringing female representation on the Board to 38% of its members.

Industry Update

•	The International Seabed Authority (ISA) continues to work to a two-year timeline to complete regulations for the exploitation of seabed minerals by July 9, 2023, pursuant to the Republic of Nauru exercising its sovereign rights under Section 1, paragraph 15 of the 1994 Agreement relating to the Implementation of Part XI of the United Nations Convention on the Law of the Sea (“UNCLOS”). This notice by the Republic of Nauru obliges the ISA to complete the adoption of exploitation regulations within two years of the request made by the member state. An in-person ISA Council & Assembly meeting in Kingston, Jamaica has been scheduled for December 6 – 15, 2021.

•	The International Energy Agency released a new report in May 2021 warning of a ‘looming mismatch’ between increased climate ambition and the availability of critical minerals needed to realize these ambitions. In particular, the report highlighted that up to a sixfold increase in mineral production is needed through 2040 to meet climate ambitions.

•	In June 2021, the Biden Administration published the findings of its 100-day review of U.S. supply chain vulnerabilities, in which it elevated nickel to critical status singling it out as one of three battery metals deemed ‘most critical’ to US interests — alongside cobalt and lithium — and flagged the establishment of domestic nickel refining capacity as the administration’s number one priority.

•	An Executive Order signed by President Biden in August 2021 set an ambitious target of making half of all new vehicles sold in the U.S. zero emissions vehicles by 2030 and was followed by several industry announcements to build new gigafactories in the US, bringing planned battery cell manufacturing capacity to 650GWh by 2030. The Executive Order follows increasingly near-term bans on the sale of new internal combustion engine (ICE) vehicles in the United Kingdom, China, Norway, California and elsewhere.

•	A declaration at the COP26 climate conference in Glasgow seeks to phase out all sales of petrol and diesel vehicles by 2040 and no later than 2035 in “leading markets.” The signatories included General Motors, Ford, Volvo and Mercedes-Benz. According to industry analyst Benchmark Mineral Intelligence, if all cars and vans sold in 2040 were electric, it would represent almost 8,400 GWh of lithium-ion battery demand and would require over 5 million tons of nickel sulfate, 19 times more than nickel sulfate production in 2021.

•	Commodity prices for battery metals like lithium, nickel and copper have reached multi-year highs. As a result, after many years of consistent reduction, battery cell prices per KWh are rising for the first time since the beginning of the gigafactory era, according to industry analyst Benchmark Mineral Intelligence.

•	In October 2021, a key U.S. non-partisan policy forum, The Wilson Center released ‘The Mosaic Approach: A Multidimensional Strategy for Strengthening America’s Critical Mineral Supply Chains’. The report acknowledges the significant domestic opportunity to onshore supplies of nickel, cobalt and manganese from polymetallic nodules in the Clarion Clipperton Zone.

•	As part of the ‘France 2030’ reindustrialization strategy, French President Macron recently committed €2 billion in research funding for seafloor and space exploration and acknowledged that resources like polymetallic nodules can strengthen domestic critical mineral supply chains and are key to mineral independence.

Financial Results Overview

TMC reported a net loss for the third quarter of 2021 of $36.7 million, or $0.18 per share, compared to TMC’s net loss of $6.8 million, or $0.04 per share, for the third quarter of 2020. Exploration expenses during the third quarter of 2021 were $23.8 million compared to $4.6 million for the third quarter of 2020. General and administrative expenses were $13.3 million for the third quarter of 2021 compared to $2.2 million for the third quarter of 2020.

The increase in exploration expenses was mainly due to $12.9 million related to the first two milestone payments accrued to Allseas in 2021 under the amended PMTS agreement, $2.8 million higher cost of offshore campaigns in the 2021 period as compared to the 2020 period as a result of more campaigns undertaken in the third quarter 2021 compared to fewer campaigns in the prior year period, and $2.8 million higher stock-based compensation expense in the 2021 period as compared to the 2020 period due to the timing of recognition of expense for stock options granted in the first quarter of 2021.

The increase in general and administrative expenses were a result of increased stock-based compensation expense of $5.3 million as compared to the 2020 period due to amendments for certain stock option grants to extend their term beyond the retirement provisions, resulting in an expense of $3.9 million and timing of recognition of expense for stock options granted in the first quarter of 2021. In addition, we incurred an increase in professional fees in connection with the combination of DeepGreen Metals, Inc. and Sustainable Opportunities Acquisition Corp., and other costs associated with being a public company of $2.4 million. Overall, our business activities increased and we incurred additional marketing costs of $2.2 million and personnel and director fees of $0.7 million during the three months ended September 30, 2021 over those incurred in the same period of the prior year.

Restatement of Previously Issued Financial Statements

The results in this earnings release encompass the impacts of restatements of previously issued quarterly financial statements as of and for the three-month period ended March 31, 2021 and as of and for the six month period ended June 30, 2021. The restatements resulted from (a) certain invoices for exploration expenses not being appropriately accrued as of June 30, 2021 and (b) expensing of options granted in the first quarter of 2021 based on the grantee’s historical start date with the Company rather than the grant date of the options on March 4, 2021. A summary of the effect of the restatements on the previously issued financial statements is included at the end of this release.

Liquidity, Capital Allocation and Key Milestones

At September 30, 2021, TMC held cash and cash equivalents of $112.6 million and held no debt. This cash position is expected to enable TMC to achieve four key milestones by the end of the third quarter of 2023:

1.	Completion of a pilot plant program to process and refine polymetallic nodules into nickel, copper, cobalt and manganese--metals that are critical to the transition to clean energy and electric vehicles;

2.	Construction and pilot trial in NORI-D of the pilot nodule collection system to lift nodules to the surface and transport them to shore, with our strategic partner Allseas;

3.	Completion of the Environmental Impact Assessment of future nodule collection operations in NORI-D, one of the most comprehensive deep-sea research programs to date, and development of the Environmental Impact Statement, a key part of the application for the ISA exploitation contract for NORI-D; and

4.	Submission of an application to the ISA for an exploitation contract for NORI-D area of the Clarion Clipperton Zone of the Pacific Ocean (“CCZ”), which is estimated to contain 356 million metric tonnes of wet nodules containing high-grades of nickel, copper, cobalt and manganese.

Conference Call

TMC will hold a conference call today at 4:30 p.m. ET to provide an update on recent corporate developments, third quarter financial results and upcoming milestones.

Date: Thursday, November 11, 2021
Time: 4:30 p.m. ET

Virtual Webcast: Register Here

Toll-free dial-in number: (844) 200-6205
International dial-in number: (929) 526-1599
Conference ID: 688797

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will have virtual webcast and will be available for replay on the Company-Investors portion of TMC’s website under Media > Events and Presentations.

A replay of the conference call will also be available after 6:30 p.m. Eastern time on the same day through November 18, 2021, via the information below:

Toll-free replay number: (844) 200-6205
International replay number: (929) 526-1599
Replay ID: 146384

About The Metals Company

The Metals Company is an explorer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the clean energy transition with the least possible negative environmental and social impact and (2) accelerate the transition to a circular metal economy. The company through its subsidiaries holds exploration and commercial rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean regulated by the International Seabed Authority and sponsored by the governments of Nauru, Kiribati and the Kingdom of Tonga.

More information is available at www.metals.co.

Contacts

Media | media@metals.co

Investors | investors@metals.co

Forward Looking Statements

Certain statements made in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The forward-looking statements contained in this press release include, without limitation, statements regarding TMC’s expectations with respect to meeting key milestones and the timing thereof, development of its estimated resources of battery metals, the timing of its application to the ISA for an exploitation contract, potential regulatory approvals, the size and potential growth of current or future markets for TMC’s supply of battery metals, TMC’s expectations with respect to the results or outcomes of its campaigns and expeditions, the sufficiency of cash on hand to meet working capital and capital expenditure requirements and certain milestones, the timing, sources and amounts of future revenues and expenses and the restatement of TMC’s financial statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside TMC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: regulatory uncertainties and the impact of government regulation and political instability on TMC’s resource activities; changes to any of the laws, rules, regulations or policies to which TMC is subject; the impact of extensive and costly environmental requirements on TMC’s operations and the timing to completion of the Environmental Impact Assessment; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the CCZ and recovery rates of impacted ecosystems; TMC’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that TMC may recover; risks associated with collective, development and processing operations; fluctuations in transportation costs; testing and manufacturing of equipment; risks associated with TMC’s limited operating history; the impact of the COVID-19 pandemic; risks associated with TMC’s intellectual property; and other risks and uncertainties indicated from time to time in the prospectus, filed with the U.S. Securities and Exchange Commission (“SEC”) on October 22, 2021, including those under “Risk Factors” therein, and in TMC’s other future filings with the SEC. TMC cautions that the foregoing list of factors is not exclusive. TMC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TMC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based except as required by law.

TMC the metals company Inc.
Condensed Consolidated Balance Sheets (in thousands of US Dollars, except share amounts) (Unaudited)

	As at September 30, 2021	As at December 31, 2020
ASSETS
Current
Cash and cash equivalents	112,640	10,096
Receivables and prepayments	139	129
	112,779	10,225
Non-current
Exploration contracts	43,150	43,150
Equipment	1,387	1,310
	44,537	44,460

TOTAL ASSETS	157,316	54,685

LIABILITIES
Current
Accounts payable and accrued liabilities	28,343	4,316
Deferred acquisition costs	-	3,440
	28,343	7,756
Non-current
Deferred tax liability	10,675	10,675
Warrant liability	11,623	-
TOTAL LIABILITIES	50,641	18,431

EQUITY
Common shares (unlimited shares, no par value – issued: 224,385,324 (December 31, 2020 – 189,493,593))	284,228	154,431
Preferred shares (unlimited share, no par value – issued: nil (December 31, 2020 – 509,459))	-	550
Class A - J Special Shares	-	-
Additional paid in capital	108,022	45,347
Accumulated other comprehensive loss	(1,216)	(1,216)
Deficit	(284,359)	(162,858)
TOTAL EQUITY	106,675	36,254

TOTAL LIABILITIES AND EQUITY	157,316	54,685

TMC the metals company Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss (in thousands of US Dollars, except share and per share amounts) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Operating expenses
Exploration expenses	23,848	4,556	80,181	35,744
General and administrative expenses	13,334	2,192	41,138	3,818
Operating loss	37,182	6,748	121,319	39,562

Other items
Change in fair value of warrant liability	(878)	-	(878)	-
Foreign exchange loss	5	41	57	37
Interest expense (income)	342	(3)	1,003	(53)

Loss and comprehensive loss for the period	36,651	6,786	121,501	39,546

Loss per share
- Basic and diluted	$0.18	$0.04	$0.61	$0.23

Weighted average number of common shares outstanding – basic and diluted	205,248,258	186,432,173	198,092,309	175,631,164

TMC the metals company Inc.
Condensed Consolidated Statements of Cash Flows (in thousands of US Dollars) (Unaudited)

	Nine months ended September 30,
	2021	2020
Cash resources provided by (used in)

Operating activities
Loss for the period	(121,501)	(39,546)
Items not affecting cash:
Amortization	324	421
Expenses settled in share-based payments	69,357	16,653
Interest on convertible debentures	1,003	-
Change in fair value of warrant liability	(878)	-
Unrealized foreign exchange	(31)	(1)
Changes in working capital:
Receivables and prepayments	(8)	(65)
Accounts payable and accrued liabilities	23,395	1,188
Net cash used in operating activities	(28,339)	(21,350)

Investing activities
Acquisition of exploration contract	(3,440)	(607)
Acquisition of equipment	(402)	-
Net cash used in investing activities	(3,842)	(607)

Financing activities
Exercise of stock options	4,236	-
Proceeds from issuance of convertible debentures	26,000	-
Proceeds from issuance of common shares (net of fees and other costs)	-	20,348
Proceeds from Business Combination (net of fees and other costs)	104,465	-
Net cash provided by financing activities	134,701	20,348

Net change in cash and cash equivalents	102,520	(1,609)
Impact of exchange rate changes on cash and cash equivalents	24	(4)
Cash and cash equivalents - beginning of period	10,096	15,951
Cash and cash equivalents - end of period	112,640	14,338

Restatement of Previously Issued Financial Statements:

The following summarizes the effect of the restatement on each financial statement line item for each period presented.

TMC the metals company Inc.
Condensed Consolidated Balance Sheets (in thousands of US Dollars) (Unaudited)

		As at March 31, 2021	As at June 30, 2021
Accounts payable and accrued liabilities	As previously reported	6,430	9,033
	Adjustments[1]	-	2,663
	As restated	6,430	11,696

Total liabilities	As previously reported	44,075	45,869
	Adjustments[1]	-	2,663
	As restated	44,075	48,532

Additional paid in capital	As previously reported	63,576	74,069
	Adjustments[2]	(1,848)	(1,528)
	As restated	61,728	72,541

Deficit	As previously reported	(220,416)	(246,573)
	Adjustments[2]	1,848	(1,135)
	As restated	(218,568)	(247,708)

Total shareholders' equity	As previously reported	25,631	15,731
	Adjustments[1]	-	(2,663)
	As restated	25,631	13,068

1.	Reflects increase of $2.7 million in exploration expenses for the six month ended June 30, 2021 to accrue for certain exploration invoices as at June 30, 2021.
2.	Reflects decrease of $1.8 million and $1.5 million of stock-based compensation expenses for the three months ended March 31, 2021 and six months ended June 30, 2021, respectively.

TMC the metals company Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss (in thousands of US Dollars, except per share amounts) (Unaudited)

		Three Months Ended March 31, 2021	Three Months Ended June 30, 2021[4]	Six Months Ended June 30, 2021
Exploration expenses	As previously reported	39,364	15,372	54,736
	Adjustments[1,2]	(1,257)	2,854	1,597
	As restated	38,107	18,226	56,333

General and administrative expenses	As previously reported	17,955	10,311	28,266
	Adjustments[3]	(591)	129	(462)
	As restated	17,364	10,440	27,804

Operating loss	As previously reported	57,319	25,683	83,002
	Adjustments[1,2,3]	(1,848)	2,983	1,135
	As restated	55,471	28,666	84,137

Loss and comprehensive loss for the period	As previously reported	57,558	26,157	83,715
	Adjustments[1,2,3]	(1,848)	2,983	1,135
	As restated	55,710	29,140	84,850

Loss per share - Basic and diluted	As previously reported	0.30	0.13	0.43
	Adjustments[1,2,3]	(0.01)	0.02	0.01
	As restated	0.29	0.15	0.44

1.	Reflects decrease of $1.3 million for the three months ended March 31, 2021 and increase of $0.2 million and decrease of $1.1 million for the three and six months ended June 30, 2021, respectively, related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain material exploration invoices for the three and six months ended June 30, 2021.

3.	Reflects decrease of $0.6 million for the three months ended March 31, 2021 and increase of $0.1 million and decrease of $0.5 million for the three and six months ended June 30, 2021, respectively, related to stock-based compensation expense.

4.	Results for the three month period ended June 30, 2021 have not been previously reported on a standalone basis.

TMC the metals company Inc.
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(in thousands of US Dollars)
(Unaudited)

		As at March 31, 2021	As at June 30, 2021
Additional paid in capital	As previously reported	63,576	74,069
	Adjustments[1]	(1,848)	(1,528)
	As restated	61,728	72,541

Deficit	As previously reported	(220,416)	(246,573)
	Adjustments[1,2]	1,848	(1,135)
	As restated	(218,568)	(247,708)

Total shareholders' equity	As previously reported	25,631	15,731
	Adjustments[2]	-	(2,663)
	As restated	25,631	13,068

1.	Reflects decrease of $1.8 million for the three months ended March 31, 2021 and decrease of $1.5 million for the six months ended June 30, 2021 related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain exploration invoices for the six months ended June 30, 2021.

TMC the metals company Inc.
Condensed Consolidated Statements of Cash Flows (in thousands of US Dollars) (Unaudited)

		Three Months Ended March 31, 2021	Six Months Ended June 30, 2021
Loss for the period	As previously reported	(57,558)	(83,715)
	Adjustments[1,2]	1,848	(1,135)
	As restated	(55,710)	(84,850)

Expenses settled in share-based payments	As previously reported	45,059	60,128
	Adjustments[1]	(1,848)	(1,528)
	As restated	43,211	58,600

Accounts payable and accrued liabilities	As previously reported	2,114	4,719
	Adjustments[2]	-	2,663
	As restated	2,114	7,382

1.	Reflects decrease of $1.8 million for the three months ended March 31, 2021 and decrease of $1.5 million for the six months ended June 30, 2021 related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain exploration invoices for the six months ended June 30, 2021.

The following summarizes the effect of the restatements on each line item set forth below in the unaudited pro forma condensed combined financial information previously as of and for the six months ended June 30, 2021 for each period presented.

TMC the metals company Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

As of June 30, 2021

(Amounts in U.S. dollars)

		SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Transaction Adjustments	Combined Pro Forma
Accounts payable and accrued liabilities	As previously reported	7,289	9,033	(6,713)	9,609
	Adjustments[1]	-	2,663	-	2,663
	As restated	7,289	11,696	(6,713)	12,272

Total liabilities	As previously reported	53,544	45,869	(55,614)	43,799
	Adjustments[1]	-	2,663	-	2,663
	As restated	53,544	48,532	(55,614)	46,462

Additional paid in capital	As previously reported	-	74,069	21,600	95,669
	Adjustments[2]	-	(1,528)	-	(1,528)
	As restated	-	72,541	21,600	94,141

Deficit	As previously reported	(53,118)	(246,573)	43,759	(255,932)
	Adjustments[1,2]	-	(1,135)	-	(1,135)
	As restated	(53,118)	(247,708)	43,759	(257,067)

Total shareholders' equity	As previously reported	(53,117)	15,731	159,639	122,253
	Adjustments[1]	-	(2,663)	-	(2,663)
	As restated	(53,117)	13,068	159,639	119,590

1.	Reflects increase of $2.7 million in exploration expenses for the six months ended June 30, 2021 to accrue for exploration invoices as at June 30, 2021.

2.	Reflects decrease of $1.5 million of stock-based compensation expenses for the six months ended June 30, 2021.

TMC the metals company Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the six months ended June 30, 2021

(Amounts in U.S. dollars, except per share data)

		SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Transaction Adjustments	Combined Pro Forma
Exploration expenses	As previously reported	-	54,736	2,343	57,079
	Adjustments[1,2]	-	1,597	-	1,597
	As restated	-	56,333	2,343	58,676

General and administrative expenses	As previously reported	6,490	28,266	-	34,756
	Adjustments[3]	-	(462)	-	(462)
	As restated	6,490	27,804	-	34,294

Operating loss	As previously reported	6,490	83,002	2,343	91,835
	Adjustments[1,2,3]	-	1,135	-	1,135
	As restated	6,490	84,137	2,343	92,970

(Income) loss for the period	As previously reported	(14,694)	83,715	13,841	82,862
	Adjustments[1,2,3]	-	1,135	-	1,135
	As restated	(14,694)	84,850	13,841	83,997

Comprehensive (income) loss for the period	As previously reported	(14,694)	83,715	13,841	82,862
	Adjustments[1,2,3]	-	1,135	-	1,135
	As restated	(14,694)	84,850	13,841	83,997

(Income) loss per share - Basic and diluted	As previously reported	(1.46)	0.43	-	0.37
	Adjustments[1,2,3]	-	0.01	-	0.01
	As restated	(1.46)	0.44	-	0.37

1.	Reflects decrease of $1.1 million for the six months ended June 30, 2021 related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain exploration invoices for the six months ended June 30, 2021.

3.	Reflects decrease of $0.5 million for the six months ended June 30, 2021 related to stock-based compensation expense.